Exhibit 99.1

MEDTOX® Scientific, Inc.

Fourth Quarter Conference Call

February 20, 2008

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We are pleased with our results in 2007. Revenues, gross margin, operating income and net income before taxes were at record levels for both the quarter and the year. While driving increases in both the top and bottom lines, we improved our gross margin and operating margin for the year and further strengthened our balance sheet.

In our Laboratory Segment, sample volume overall increased in 2007, and our pricing structure remains stable. We continue to be encouraged regarding the future of both our laboratory and our diagnostic segments. Our lab-based drugs-of-abuse business again showed solid growth in 2007. Within clinical laboratory services, Clinical Trial Services clients generated approximately $5.0 million in revenues in 2007, up from $4.5 million in 2006. This is below our expectations, but as we have pointed out, since this business is project oriented, we may experience lumpiness in revenue generation. In the third quarter, we disclosed that over $500,000 in contracts had been moved forward into future quarters. We are committed to the market and continue to add new clients. In late 2007, we signed contracts with two existing pharma clients (one being the US arm of a global top 20 pharmaceutical company) that have designated MEDTOX as a preferred provider. This is an opportunity to gain an increasing share of those clients’ laboratory business. We hope that over time these types of relationships will help mitigate the lumpiness in revenue realization. In addition to the two preferred provider contracts, we also entered the new year with signed contracts for $5.5 million.

As we noted in our press release this morning, in 2007 and early 2008 we completed expansion of our clinical laboratory capabilities. In early 2006, we initiated a study to determine if there was an opportunity for MEDTOX Laboratories to compete in the physician office and patient testing market on a regional basis. We looked at the market, our capabilities, and our potential to compete against national laboratories and hospital outreach programs in the Upper Midwest. Consistent with our strategy of operating in markets that are large relative to our size, the regional clinical market is estimated to be in excess of $200 million with over $100 million in Minnesota. With regards to healthcare coverage and payor information for associated populations in the target market, the data appears to be favorable. The rate of uninsured is 7% which is below the national average. Examination of the insurance products for the leading payors in the market shows that the market is primarily PPO (Preferred Provider Organization) product driven as opposed to a higher incidence of HMO (Health Maintenance Organization) products. Generally, the reimbursement levels and the opportunity to participate are better in a PPO market as opposed to those with heavy HMO concentration. Minnesota only allows non-profit HMO’s. In Minnesota, out of the top ten health plans, three payors account for 77% of the coverage. We are currently contracted with all three.

We assessed our capabilities both in terms of closing the gap to be a “full service clinical lab” and looking at how other successful regional labs have competed. Visits to a number of regional labs convinced us that we could compete, especially since our market has many favorable characteristics for entry. One of the most favorable is that there are no other independent full service clinical labs in Minnesota or western Wisconsin. We have a local presence along with our own extensive courier network which we developed over the last 20 years. The last issue to address was further development of our laboratory capabilities. Over the past 5 years we have been expanding our clinical capabilities in servicing our occupational health clinic clients and for Clinical Trial Services. In the second half of 2007 and continuing into the first quarter of 2008, we added to our test menu in virology, diagnostic immunology, allergy, esoteric clinical chemistry, and hematology. We added staffing, state of the art instrumentation and laboratory build out for full service pathology and microbiology, which includes surgical pathology (histology), cytology, molecular pathology and microbiology. Based on our local presence, company-owned courier network and advanced instrumentation and technology, we believe we will be able to offer superior turn around times for physicians and patients. In IT, we have added hardware and software to ensure connectivity to the client in terms of interfaces, ordering and reporting. With regard to revenue cycle management, we have expanded our capabilities in pricing, contract management, billing, and accounts receivable management. Expanded clinical testing capabilities will also benefit our Clinical Trials Services offering, since there have been trials for which we could not compete because of limitation in menu, staff expertise or instrumentation that may now be accessible to us.

In summary, this new market is large and favorable from a demographic, geographic, and payor status; and we have expanded our instrumentation, staffing and infrastructure to successfully compete going forward. While we are optimistic about the long term prospects, we recognize it may take a while to gain traction and therefore have not planned for revenue contribution until later in 2008.

In the Diagnostic Segment, we continue to see strong growth and significantly improving margins. Year over year and for the fourth quarter, revenues increased 20% and 28% respectively. The revenue increase drove Diagnostics’ 2007 operating income to $3.6 million from $2.1 million the previous year (a 71% increase). Operating margin was 19.1% compared to 13.1% the previous year. The Diagnostic Segment also achieved 62% gross margins.

On January 30, 2008, we disclosed that we were voluntarily recalling approximately 400 MEDTOXScan® electronic readers because of mis-branding. At that time we explained that the PROFILE®-III ER devices sold for use with the readers and which are properly cleared for sale by the FDA, can be read visually without the reader (which is provided at no cost). We also disclosed that the estimated cost for the recall would be approximately $10,000. It had been our original intention to replace these readers with a new generation of reader having OTC (over the counter) approval in 2008. As a result of the recall, we will now also be seeking “prescription use” clearance for the new reader, which we believe can be achieved in a shorter time frame compared to OTC. As of this morning, we have contacted 305 hospitals regarding the recall. In all but four (4) instances, the clients have indicated that they will continue to order and use our devices without a reader until a next generation of FDA cleared reader is available to them. We have completed the clinical studies for the "prescription use" FDA filing and are in the process of the electromagnetic compatibility and emissions testing. FDA 510(k) filing for “prescription use” is planned to be completed before the end of the first quarter. Based on these facts, at this time, we do not believe the recall will have a material impact on our financials on a year over year basis.

Overall, we are expanding and diversifying our core competencies. We will continue to scale our organization to meet new opportunities, but we continue to remain committed to a performance-based environment, controlling costs with an efficient low-risk high-reward approach. A significant amount of our revenue is built around a re-curing revenue model from existing clients. In 2007 revenues increased 15%, largely from new clients, which exceeds the prior three year average year over year growth rate of 10.7%. This adds to our momentum entering 2008. We are also building on that momentum by the fact that at the end of 2005, we employed 23 sales associates, and at year end 2007 the number increased to 36. We look forward to another successful year in 2008.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter and the year.

We experienced top line growth of 14% for the fourth quarter and 15% for the year.

In our lab business, fourth quarter revenues were $14.8 million, up 10% from the fourth quarter of last year. For the full year, revenues in our lab business grew 13% to $61.3 million.

Revenues from drugs-of-abuse testing increased 8% for the fourth quarter driven by strong sample volume from new business.

Drugs-of-abuse testing revenues increased 14% for the year due to increased sample volume.

Revenues for Specialty Laboratory Services were up 12% for the quarter and 12% for the year due to higher average price per test and an increase in overall sample volume.

In our POC diagnostics business, fourth quarter revenues were $4.9 million, up 28% from last year. For the full year, POC diagnostic revenues grew by 20% to $19 million. This growth was driven primarily by strong sales of our PROFILE®-III A, PROFILE®-III ER, and SURE-SCREEN® devices.

Our overall gross margin was 43.3% in the fourth quarter, up from 43.2% last year. For the full year, our overall gross margin was 45.3%, up 90 basis points from 44.4% last year.

Our lab business operated at a 37.2% margin in the fourth quarter, down 70 basis points from 37.9% in the fourth quarter of last year. Lab gross margins were impacted in the quarter by higher costs associated with the expansion of the clinical laboratory. For the year, gross margin in our lab business was 40.1% up from 39.4% last year. The improvement in gross margin resulted from additional volume through our current infrastructure.

Margins in our Diagnostic division were 61.6% in the fourth quarter, compared to 61.7% last year. For the year, gross margins in our Diagnostic division were 62.1% compared to 61.6% last year.

For the quarter, our selling, general and administrative expenses were $6.0 million, up from $5.2 million in the fourth quarter last year and reflect a continued increased investment in sales and marketing, and increased accounting and audit expenses associated with Sarbanes Oxley.

For the full year, our selling, general and administrative expenses increased to $23.7 million compared to $20.6 million last year, but remained consistent as a percentage of sales at 29.6%. Our increased spending was primarily associated with increased sales and marketing expense and spending on information technology. For 2008, we anticipate selling, general and administrative expenses to decrease as a percentage of sales.

Research and development expenses were $639,000 in the quarter, up $53,000 from the fourth quarter last year. For the year, research and development expenses were $2.6 million, or 3.2% of sales compared to $2.2 million or 3.1% of sales last year. We expect R&D expenses to remain at a similar level as a percentage of sales in 2008.

Other expenses increased $83,000 to $288,000 in the quarter.

For the year, other expenses were $707,000 compared to $1.0 million last year, primarily due to lower interest expense related to reductions in our average debt levels.

We recorded $2.6 million in income tax expense for 2007 based upon an effective tax rate of approximately 28.1% compared to an effective rate of 36.8% in 2006. The lower rate in 2007 was primarily due to a tax benefit from the favorable resolution of an examination by the North Carolina Department of Revenue. We expect our effective tax rate for 2008 to be around 36.5%.

Net Income for the quarter was $1,435,000 up 39% from $1,036,000 last year.

For the year, net income was $6,690,000, up 47% from $4,548,000 last year.

Diluted earnings per share were $0.16 in the quarter, up 33% from $0.12 per share in the fourth quarter last year.

For the year, diluted earnings per share were $0.75, up 44% from $0.52 per share last year.

In terms of the balance sheet, trade receivables are up from their previous year end levels due to strong November and December sales and the timing of cash receipts. Our days sales outstanding was 54.5 days for the year compared to 53.6 days last year. Our bad debt expense for the year was 0.5% of revenues. Our long term liabilities are $2.7 million.

For the year, capital expenditures were $9 million and reflect an increased investment in our Clinical Laboratory. We anticipate capital expenditures for 2008 to be approximately $6.5 to $7.5 million.

Depreciation and amortization was $4.0 million for the year.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, gentlemen.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning, Steve.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Lots of stuff to talk about. Maybe I could hit a couple things and then I'll hop back in the queue. First of all Dick, you mentioned having had some success down the stretch end of the year in terms of renewing some contracts with major customers in CTS and landing some new ones. You referenced, I believe, $5.5 million of signed contracts in the business going into 2008. Can you give us some feel for where you were a year ago, so we have some frame of reference on that $5.5 million? It sounds pretty good, but maybe you could give us where you were 12 months ago?

Dick Braun, MEDTOX - Chairman, President & CEO

I think, I don't have a precise number in front of me, but as I recall it was $3.5 million.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Rather significant jump, which should bode well for that business. Now, your ability to garner these preferred partner or provider relationships, maybe if Jim is on the call, maybe you could provide us with a little bit of color as to why you were able to do that and what that really means. It sounds good, but maybe you could populate that for us.

Jim Schoonover, MEDTOX -CMO

Well, just very briefly, these generally are companies we have had a successful relationship with over the last two to three years. They are looking for a laboratory of our size where they can get a bit more service and more collaborative partnership type activity versus just simply having a project based relationship with some of the larger labs. So in both cases, this was something that was sort of a natural fit over a period of time. As their needs became more obvious to them, they approached us and we were certainly extremely happy to enter into that type of partnership relationship and we hope we can do this with other companies also.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Is the nature of the signed contracts you have this year, very similar type business or is it more run rate business, less project business? What can you tell us about composition?

Jim Schoonover, MEDTOX -CMO

The only thing I would say that's different from a year ago is it's probably a little bit more balanced between project oriented business and what we call clinical -- on going central lab services business. The central lab services is more basic chemistry work done for individuals enrolled in trials versus the R&D type of business which was very heavy in 2007. It's probably a little bit more of a reasonable relationship between the two going into 2008.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Excellent. Well, it looks like you've got pretty good visibility for that business. Now, the new business you've disclosed today, the regional clinical laboratory service offering, it seems like it's a pretty significant opportunity. You're playing it conservative with us in terms of the kind of contribution it could have year one. The investment that you made seems substantial in terms of incremental capital equipment or capital expenditures. Can you talk to us a little bit about where it hits your income statement? Sounds like it was up in the cost of goods sold for the lab business. But maybe the magnitude of the drag it had during 2007.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Sure, expenses in 2007 in the fourth quarter were probably a little over $100,000 maybe $110,000 that actually hit the P&L. And your right, that's primarily above the line in cost of services for the laboratory.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And Kevin, while you're on, maybe you could just run through the typical breakdown of your revenues. I think you gave us a split between work place, drugs-of-abuse services and specialty labs services, but within the product category, there's some contract manufacturing and other stuff, do you have those numbers?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

I do, Steve. Point of collection testing products in 2007 was $16.6 million, our contract manufacturing revenue was $1.4 million and the other diagnostic products were at $1 million.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And do you have those numbers Q4? I mean I can do the math, but if you have them there, you'd save me a little bit of work.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

In Q4, the POCT products were $4.4 million. Contract manufacturing came in at $300,000 and other diagnostic products at $200,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. And one follow-up and then I'll jump in the queue. Talked about contract manufacturing trailing off over an extended period of time, what kind of update do you have there?

Dick Braun, MEDTOX - Chairman, President & CEO

I think we initially had disclosed that we felt that it would be gone in early 2009. We're actually in the process of some negotiation with one of the larger clients. We only had a small number of clients in this category. They would like us to extend that into or later 2010. And the quid pro quo for that would be that we would probably increase the price to them. So, there may be a slight extension of that termination date, and when that becomes certain, we'll certainly apprise you of it.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. I'll jump back in the queue. Thanks, gentlemen.

Jeff Schmidt -Sidoti & Company - Analyst

Good morning guys. Thanks for taking my questions. Can I just start with the corporate exposure you guys have to the job market, can you break that out between the lab and point of collection businesses?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Sure, Jeff. This is Kevin. On the lab business, the drugs-of-abuse testing was about 65% of the revenue. In 2007 of that 65%, there's probably about 5% that relates to testing for government entities, prison, probation, parole and other government sources. In the diagnostic segment, it's about 40% to 41% as workplace related. The rest is primarily hospitals and government related as well.

Jeff Schmidt -Sidoti & Company - Analyst

So, the remainder is only about 60% of the lab revenue, is corporate exposure?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Right.

Jeff Schmidt -Sidoti & Company - Analyst

Okay. And then have you seen any down sides in the Q1 volume with the slowing of the job market?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

In January, our drugs-of-abuse testing from our client base, base clients was consistent with the previous year. Though it seems pretty flat at this point.

Jeff Schmidt -Sidoti & Company - Analyst

Okay. What percent of the $5.5 million of the CTS backlog is from your preferred providers?

Jim Schoonover, MEDTOX -CMO

Jeff, this is Jim Schoonover. That actually is above and beyond the preferred providers.

Jeff Schmidt -Sidoti & Company - Analyst

Okay, great. And then just my final question would be any traction you are seeing in the new physician market and if you guys have any assumptions for topline contributions. And I know you said it's not going to hit until late 2008, but can you give us some color on what you would be expecting for the year?

Dick Braun, MEDTOX - Chairman, President & CEO

I can't do that because we sort of try to be consistent and disciplined about not giving guidance. But Jim might be able to give you as you all would say a little color because he's been out personally making calls.

Jim Schoonover, MEDTOX -CMO

Jeff, I think the issue is a number of the customers that we've gone to see clearly have had relationships with other providers for quite sometime. So, sort of phase one of this is an introduction of MEDTOX. What are we doing? What are our capabilities? The fact we are a local laboratory which gives us, we believe some strong service advantages over some of the laboratories being used by a lot of these prospect companies. We think that we are a very legitimate alternative for them, but this is a process. And so, we will take it a step at a time and mind those opportunities as they come up. Obviously, in this business, there is some immediate disenchantment with existing providers that we could take advantage of. And then in other cases, we have to spend some time explaining the advantages of being local and being very responsive and service oriented. We're in it for the long run. We are going to take it daily in terms of activity. And we've got very good salespeople on that part of the business and we're going to hit it pretty hard.

Dick Braun, MEDTOX - Chairman, President & CEO

I might add something to that. Even though we are in Minnesota and we've been here for over 20 years, we are not particularly well branded because historically, our clinical laboratory business, we were reference lab, especially in esoteric toxicology where we provided in effect business to business. We got samples from other laboratories and perhaps some specialized clinics. So, we're now entering into a slightly different realm where we have to be out, sort of one on one with the physicians and clinics. So, it's slightly different for us. And we're going to have to work at it.

Jeff Schmidt -Sidoti & Company - Analyst

Okay, great. Thanks, guys.

Ruthanne Roussel - Robins Group - Analyst

Good morning, gentlemen. Thanks very much for taking our questions. I wanted to see if we could get more color on the ClearCourse® program that was discussed on the last conference call. At that time, it was well under way for the Los Angeles County probation department and there was talk of other large county agencies in California that might sign up for it. Has there been progress on that front?

Jim Schoonover, MEDTOX -CMO

Yes, Ruthanne. This is Jim Schoonover. There has been. We continue to believe that the ClearCourse® model that includes our drugs-of-abuse recognition system, as well as our SURE-SCREEN® device has a lot of attraction not only to other counties in California, but frankly, throughout the United States. The government part of our business was very strong in 2007. They had a year that we hope they'll meet again in 2008. And this model which combines training with lower detection level testing devices, as well as electronic results reporting, has been very, very well-received by that market which historically has not been presented with a lot of training opportunities. So, we've made progress. We tend to not disclose individual accounts that have been signed up, but the activity is strong and looks good going forward.

Ruthanne Roussel - Robins Group - Analyst

Okay. Thank you. Some of the things I wanted to know about have been answered, but I did want to follow up and just confirm. Looking at the balance sheet, I don't see where this could possibly be. But you haven't capitalized any of the costs from the move into the new market, have you?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

The equipment is a capital expenditure. The other costs that have been expensed as incurred.

Ruthanne Roussel - Robins Group - Analyst

How does that break down? Which is to say, the amount that's -- the total amount that was spent is the amount that was put through the income statement plus whatever has been capitalized?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

The expense relative to the regional clinical lab in the fourth quarter was about $110,000.

Ruthanne Roussel - Robins Group - Analyst

Okay. Thanks. That does it for me. Thanks very much.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Jim, picking up on a comment you just made. I want to make sure I understand what you're telling us. The government business in 2007 seemed to have a very strong year. Best guess was maybe up 50%, certainly 40%. Maybe you could comment on that. But your comment was that you hoped that business can have another strong year. But the word meet was in there, meet that performance again. I trust this continues to be a robust growth opportunity for you guys or am I out in left field?

Jim Schoonover, MEDTOX -CMO

No, no. I think you might have misinterpreted the syntax. We did grow very nicely in government last year. And we expect that percentage growth over 2007 to be met again or exceeded in 2008.

Dick Braun, MEDTOX - Chairman, President & CEO

And that would be keeping in mind that the recurring revenue model is the assumption there, is that we will keep the incremental clients and business that we got in 2007. And Jim's expectation is that that group can do it over again and add to it at the same level.

Jim Schoonover, MEDTOX -CMO

Right.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And the key to that or your recent success, has it been the reference ability of large accounts like L.A.? Has it been new product? And what is the recipe for the future there?

Jim Schoonover, MEDTOX -CMO

Well, I think it's a combination of a number of things. The ClearCourse® model and especially DARS™ training continues to be very well received in the market. But I think and this is not surprising that the SURE-SCREEN® device with the lower detection levels for that market has been -- it's taken a while for it to gain traction and it now has gained traction and there is, I believe, an overview by that market that if we can get more "zero tolerance" type testing with one device, meaning SURE-SCREEN®, why would we want to use more standard corporate cut-off levels that are offered by our competitors. So, I think it's a combination of a number of things and as well very good sales capabilities by the government group in MEDTOX. So, it's a lot of different things, but I would say SURE-SCREEN® is a major driver to that.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Excellent. Now back in the workplace drugs-of-abuse business, the part of the thesis has been that I've had is that you guys are emerging as a legitimate national supplier relative to a couple of big boys and that eChain® and some of your capabilities position you well to win some larger national accounts. Where are you, if at all, in that mix, and what can you tell us about your sales and marketing efforts in the core business?

Jim Schoonover, MEDTOX -CMO

Well, couple of things. Number one, we have been a national player in that market for a number of years. So, taking on national customers is not new to us nor is it particularly difficult. eChain® has been in the market for about two years now and has been time tested. I think customers are very comfortable with its functionality. And we split our corporate or what we call our workplace sales group into one group that will focus on hospital sales and another larger group that will focus on corporate sales. Those efforts will be tied very closely to eChain®, but they will not necessarily be totally focused on large national customers. We believe that there is a market for what we would call the middle market, maybe 1,000 to 10,000 employees that would be very interested and excited by this opportunity. And we have a lot of the program management capabilities to handle those accounts very effectively. So, we are going to be much more aggressive at pushing the eChain® concept out. We have about 1,500 collection facilities now that are on the eChain® system and we intend to expand that as the year goes on.

Steven Crowley - Craig-Hallum Capital Group - Analyst

So, part of the recipe for combating whatever kind of weakness we see in the macro economy, it seems like your recipes, you've added sales resources, you've added capabilities to go after more new accounts. Is that just blocking and tackling in those two areas, the recipe you're going to use in your core business?

Jim Schoonover, MEDTOX -CMO

Yes. The one thing I would add to that is we have made an effort for the last three to four years to really concentrate on the occupational health clinic market and we're going to continue to push hard in that market. The clinical lab that we've expanded also gives us some additional capabilities for those occupational health clinic customers and we would like to sell them not only drug testing services, but also clinical services on more of a national basis. But that's a bit of a sub market. So, the answer to your question is we believe we can have a very strong year for new account acquisition. And then we will wait and see what kind of economic issues befall the country as a whole.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And one final question for maybe for Kevin. On the expense front, we've obviously seen a step up in expenses because of your investment in these new market, new business line opportunities. Are you at a level, kind of a run rate level here where there may be some increments but there won't be another step function?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

There will be some incremental expenses and certainly those costs weren't fully in the fourth quarter. There will be more of them in the first quarter. But it won't be a significant amount.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, great. Thanks very much, gentlemen.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce first quarter results. Thank you.